Exhibit 99.1

AXION Reports Second Quarter 2013 Results

Company to conduct conference call on Friday, August 16 at 12:00 p.m. ET

NEW PROVIDENCE, N.J. – Aug 14, 2013 - AXION International Holdings, Inc. (OTCBB:AXIH), a leader in recycled plastic and plastic composite technologies used to produce ECOTRAX® rail ties and STRUXURE® building products, today announced financial results for the three and six months ended June 30, 2013.

Highlights include:

•	2013 revenues remain on track to exceed, and potentially double 2012 revenues of $5.3 million

•	$3.8 million backlog for the balance of 2013 plus additional significant sales opportunities anticipated to close by year-end

•	Shipped products to 17 new customers including Williamstown Mining, Superior Energy Resources, Max Environmental, Market Solutions International and 5 existing customers including Edmonton Light Rail Transit during the second quarter of 2013

•	Diversified revenue mix in the first half of 2013 through sales to new customers, reducing the Company’s revenue concentration with its largest customer

•	Advanced towards goal of achieving a cost basis for products that allow for a product price point, relative to traditional materials, that will drive higher unit volume at an acceptable margin

•	Complete operational control of the Company’s Waco, Texas facility provides the foundation required to lower costs and implement vertical integration strategies on the material supply

•	ECOTRAX® rail ties manufactured to higher performance standards are performing extremely well in the U.S. and around the globe; the higher standard ties shipped in Q1 to existing Class 1 rail customer are performing extremely well

•	Globally, ECOTRAX® are currently in track test or undergoing purchase approval with leading passenger and freight lines in Australia, Brazil, Chile, Mexico, New Zealand, Russia, Singapore, and Europe

•	Opened new market segments for STRUXURE® products in mining, oil & gas drilling, and oil & gas pipelines

•	Shipped STRUXURE® Construction Mats in the second quarter to three distributors which have sold mats to numerous customers in the U.S. and Canada with very high customer satisfaction reported

•	Completed extended use trial with first STRUXURE® Construction Mat customer, Northeast Remsco, where after 10 months of use AXION mats are ready to be shipped to the next construction location for further use, while 80% of wood mats used in parallel degraded and have been disposed of

“In the second quarter we’ve continued to grow our sales pipeline and we are on track with our strategic plans for 2013 on all fronts. We are exactly where we expected to be after the first six months of the year. We reiterate our statement from last quarter that achieving higher sales volumes, coupled with being a vertically integrated manufacturer, puts us on a path towards positive earnings. We expect to see increased sales volume in the second half of 2013, as planned. Major sales initiatives in our pipeline are on schedule and our current backlog and sales opportunities give us a high degree of confidence that we can expect to double AXION’s sales in calendar 2013 over 2012 revenues of $5.3 million,” stated AXION President and CEO Steve Silverman.

“As we move forward, it is important we control our own manufacturing facilities from a quality and cost perspective. In the second quarter we took complete control of our own manufacturing facility in Waco, and purchased the second extrusion line that is on schedule to go live September 1. This will allow us to run more pounds of plastic through a fixed overhead, thus lowering our costs. Lastly, we now have a foundation to vertically integrate our raw material supply. We are carefully evaluating various other backward integration strategies that can further improve our margins and provide us more consistent pricing and supply of raw materials.”

“We continue to show that ECOTRAX® is the highest quality product on the market. We have tightened our quality standards and metrics again this past quarter. It is a primary focus to show the marketplace that our Company produces a consistent quality composite product. Extended use and testing by our customers and third party labs prove the consistency and quality of our products.”

“Our ECOTRAX® market adoption continues to be strong. Three of the largest transit lines in Canada have purchased ECOTRAX®. We are in trials with a second Class 1 customer in the U.S., while globally we are on schedule with trials in Europe, South America, and lab testing in Russia. Because the rail industry is comprised of large, heavily regulated organizations, this sales process is long and requires extensive testing and lead times. Our products are performing extremely well in multiple trial situations around the world and we expect these trials will lead to very meaningful sales contracts in the future. We are very encouraged about our direction as we anticipate reaping the benefits of our vertical integration strategy, normalized margins, and increased market adoption of our proprietary products,” concluded Silverman.

AXION reported $1,499,950 in revenues for the second quarter of 2013, a 16% decline compared to $1,796,222 for the second quarter of 2012. AXION’s gross margin increased to $66,535, or 4.4% of revenues in the second quarter 2013 as compared to $40,103, or 2.2% of revenues in the same period of 2012. In the second quarter of 2013 and 2012, approximately 66% and 47%, respectively of sales were to one Class 1 railroad customer which received favorable pricing under a three-year supply agreement. Margins improved in the second quarter of 2013 as compared to same period last year, despite a heavier concentration of sales being attributable to the Class 1 railroad customer.

Product development, quality management and excess production capacity expenses were $351,192 and $328,363 in the second quarter of 2013 and 2012, respectively. Marketing and sales expenses increased modestly to $256,166 for the second quarter of 2013 compared to $248,290 for the corresponding period in 2012. General and administrative costs declined to $766,118 in the second quarter of 2013 from $1,024,331 in the second quarter of 2012.

Loss from operations narrowed 16% to $1,306,941 in the second quarter of 2013 from $1,560,881 in the same period of 2012. Net income attributable to common shareholders for the second quarter of 2013 was $3,106,826, or $0.11 per basic and $0.06 per diluted share. The net income is a result of a non-cash gain of $5,133,660 from the change in fair value of derivate liabilities associated with the Company’s 8% convertible notes. In the second quarter of 2012, the Company reported a net loss attributable to common shareholders of $2,208,031 or $0.08 per basic and diluted share.

At June 30, 2013, AXION had a cash balance of $2,926,695. During the second quarter of 2013 the Company received $3.1 million from the conclusion of a lawsuit which provided non-dilutive capital to fund AXION’s operations and growth.

For the six months ended June 30, 2013, AXION reported revenues of $3,259,585, a 20% decline from $4,092,795 for the same period in 2012. The decline in the six month period was due to the Company’s Class 1 rail customer moving more of its scheduled shipments into the second half of 2013, partially offset by increased sales of ECOTRAX® and STRUXURE® to other customers. In the first six months of the year AXION diversified its revenue mix with sales to new customers, which reduced its revenue concentration with its largest customer, the Class 1 railroad, to 43% as compared to 63% in the prior year period. AXION’s gross margin increased to $303,749 or 9.3% of revenues in the first six months of 2013 as compared to $51,226, or 1.3% of revenues in the same period of 2012. Higher gross margins for the six month period in 2013, as compared to the same period in 2012 reflect the Company’s continuing shift to a normalized revenue mix.

Product development, quality management, and excess production capacity expenses were $569,415 and $563,842 in the first two quarters of 2013 and 2012, respectively. Marketing and sales expenses increased to $501,095 for the first two quarters of 2013 compared to $387,062 for the corresponding period in 2012. General and administrative costs declined to $1,484,229 in the first six months of 2013 from $1,859,722 in the same period of 2012.

Loss from operations narrowed 18% to $2,250,990 in the six months ended June 30, 2013 from $2,759,400 in the first six months of 2012. Net loss attributable to common shareholders was $4,174,072 or $0.14 per basic and diluted share for six months ended June 30, 2013 compared to a net loss attributable to common shareholders of $3,963,127 or $0.15 per basic and diluted share for the same period in 2012.

Conference call details:

Date: Friday, August 16, 2013

Time: 12:00 p.m. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-9079

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-493-6746

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on the Investor Relations section of AXION's website at http://axionintl.equisolvewebcast.com/q2-2013

For those unable to participate in the call at the scheduled time, a replay will be available for 7 days starting on August 16 at 4:00 p.m. ET. To access the replay, please dial 877-660-6853 in the U.S. and Canada, and 201-612-7415 for international callers. The conference ID# is 414271.

About AXION International Holdings, Inc.

AXION (OTCQB: AXIH) is green technology company, transforming waste plastics into structural building materials. Using 100%-recycled consumer and industrial plastics, AXION develops, markets and sells its recycled structural composite products through its ECOTRAX® composite rail tie and STRUXURE® building material lines. From the railroading industry to the military to global engineering firms, AXION delivers tested, proven and superior green solutions to infrastructure needs around the world.

www.AXIH.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause AXION’s actual results to differ materially from those currently anticipated, including the availability of materials at favorable pricing, sufficient manufacturing capability and the risk factors identified in AXION’s filings with the Securities and Exchange Commission.

Contacts

AXION Investor and Media Relations
Andrew Haag
Managing Partner
IRTH Communications
axih@irthcommunications.com
1-866-976-IRTH (4784)